Exhibit 99.1

Palomar Holdings, Inc. Announces Agreement to Acquire The Gray Casualty & Surety Company

~Builds Scale in the Attractive Surety Market ~

LA JOLLA, Calif., October 30, 2025 (GLOBE NEWSWIRE) — Palomar Holdings, Inc. (NASDAQ: PLMR) (“Palomar”, the “Company”) today announced that it has entered into a definitive agreement to acquire The Gray Casualty & Surety Company (“Gray Surety”) from Bernhard Capital Partners (“BCP”) and The Gray Insurance Company for total consideration of $300 million in cash subject to customary closing adjustments. The transaction has been approved by both Gray Surety and Palomar’s boards of directors and is expected to close during the first half of 2026, subject to regulatory approvals and other customary closing conditions.

Gray Surety is a Treasury-listed surety carrier specializing in contract bonds for midsized and emerging contractors across the United States. Led by an experienced, entrepreneurial management team, Gray Surety is licensed in 50 states and operates through thirteen regional offices.

Mac Armstrong, Palomar’s Chairman and Chief Executive Officer, commented, “I am pleased to announce the acquisition of Gray Surety, a leading surety carrier with a strong national presence and a proven, experienced management team. This transaction meaningfully enhances Palomar’s surety franchise, bolstering our current market position and complementing our existing operations. We are excited to welcome Cullen Piske, Michael Pitre and the entire Gray Surety team to Palomar. Their expertise and acumen will play a key role in advancing our Palomar 2x strategic imperative and driving sustained profitable growth.”

Cullen Piske, President of Gray Surety, added, “We are thrilled to join the Palomar team, a company that shares our entrepreneurial culture, disciplined underwriting approach and commitment to the surety market. Partnering with Palomar provides us with the financial strength, scale, and strategic support to expand our reach, deepen relationships with our agency partners and to continue delivering exceptional service to our business partners.”

Evercore is acting as exclusive financial advisor and DLA Piper LLP (US) is acting as legal advisor to Palomar. J.P. Morgan is acting as exclusive financial advisor and Kirkland & Ellis LLP is acting as legal advisor to Gray Surety.

Further information on the announced acquisition can be found on Form 8-K filed with the U.S. Securities and Exchange Commission, which can be accessed at www.SEC.gov, and an investor presentation reviewing the transaction can be found on the investors section of Palomar's website at www.PLMR.com.

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the holding company of subsidiaries Palomar Specialty Insurance Company (“PSIC”), Palomar Specialty Reinsurance Company Bermuda Ltd. (“PSRE”), Palomar Insurance Agency, Inc., Palomar Excess and Surplus Insurance Company (“PESIC”), Palomar Underwriters Exchange Organization, Inc. ("PUEO"), First Indemnity of America Insurance Co. ("FIA"), and Palomar Crop Insurance Services, Inc. ("PCIS"). Palomar's consolidated results also include Laulima Exchange ("Laulima"), a variable interest entity for which the Company is the primary beneficiary. Palomar is an innovative specialty insurer serving residential and commercial clients in five product categories: Earthquake, Inland Marine and Other Property, Casualty, Fronting, and Crop. Palomar’s insurance subsidiaries, PSIC, PSRE, and PESIC, have a financial strength rating of “A” (Excellent) from A.M. Best. FIA carries an “A-” (Stable) rating from A.M. Best.

7979 Ivanhoe Avenue, Suite 500, La Jolla, CA 92037 PLMR.com

About The Gray Casualty & Surety Company

The Gray Casualty & Surety Company, specializing in contract surety bonds for midsized and emerging contractors across the U.S., was founded in 1996 as a wholly-owned subsidiary of The Gray Insurance Company, a family-owned insurance carrier headquartered in Louisiana. In 2021, Bernhard Capital Partners, a services- and infrastructure-focused private equity firm, made a significant investment in Gray Surety. With the backing of BCP, Gray Surety has sustained annual double-digit growth while maintaining a loss ratio below the industry average. A Top 50 carrier, Gray Surety operates 13 regional offices from coast to coast and is licensed in all 50 states.

To learn more, visit PLMR.com

Follow Palomar on LinkedIn: @PLMRInsurance

Safe Harbor Statement

Palomar cautions you that statements contained in this press release may regard matters that are not historical facts but are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by Palomar that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business. The forward-looking statements are typically, but not always, identified through use of the words "believe," "expect," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including the ability to close the transaction, the ability to recognize the anticipated synergies and scale of the proposed transaction, the ability to successfully integrate Gray Surety with the Company’s existing operations, unexpected expenditures and costs, unexpected results or delays in development and regulatory review, regulatory approval requirements, the frequency and severity of adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact

Media Inquiries

Lindsay Conner

1-551-206-6217

lconner@plmr.com

Investor Relations

Jamie Lillis

1-203-428-3223

investors@plmr.com

Source: Palomar Holdings, Inc.

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